Exhibit 99.1

Xerium Technologies

Q3 2009 Earnings Call

November 6, 2009 8:00 a.m. ET

Operator

Good day ladies and gentlemen welcome to Xerium Technologies’ third quarter 2009 financial results conference call on November 6, 2009. For today’s recorded presentation, all participants will be in a listen-only mode. After the presentation there will be an opportunity to ask questions. If you would like to join the question queue, please press the star 1 on your touchtone phone. If you experience any audio difficulty, please press star 0 for assistance. I would now like to turn the call over to Ted Orban, Vice President and Treasurer. Please proceed.

Ted Orban

Thank you and welcome to the Xerium Technologies’ third quarter 2009 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies, and Dave Maffucci, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress and then Dave will provide further financial details with respect to the quarter. Then we will open the line for questions.

Xerium Technologies’ financial results for the quarter were announced in the press release after the market closed on Thursday November 5, 2009. Notification of this call was broadly disclosed and this conference call is being webcast using the link on our Investors Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website, which we will refer to during this conference call.

I would also note that we will make comments today about the future expectations, plans, and prospects for the company that constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our views as of today, November 6, 2009. And we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance and, therefore, believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available in our press release and in the [schedule accompanying the] slide presentation, which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I will turn the call over to Stephen.

Stephen Light

Thanks, Ted. Good morning ladies and gentlemen, fellow investors and industry participants. Welcome to Xerium Technologies’ third quarter investor teleconference.

In an effort to continually increase our reporting transparency, we’ve posted a small presentation on our website, which includes graphs and charts which we’ll refer to during our prepared remarks this morning. These charts are available at www.xerium.com in the Investor [Relations] section.

I will welcome feedback about the posted materials following the presentation so as to further improve our investor calls in the future.

First on this morning’s agenda, I’m going to describe the current operating climate in our markets, and how we’ve fared in this recession constrained driven climate. Dave will provide more detailed insight into the financial results, and then I’ll return to address our work with our lenders.

I fully appreciate that our financial structure is the question on everyone’s mind, so we’ll address as many questions as we can about that topic in our remarks and during our question and answer session. But when we get to that part of the call, I’d ask each of you to appreciate that as this is an on-going negotiation, and consequently we will not reveal all the details of the dialogue.

So let’s begin by discussing the condition of our served markets, on slide 3. I’m pleased to tell you that recently we’ve begun seeing improvement in our order bookings. As a matter of definition, we describe a “booked order” as one that is executable. In other words a booking occurs when we have received a purchase order that defines the item we are to deliver, when and where we are to deliver, the purchase price and payment terms, and when title changes hands. An order may be booked for immediate delivery if we happen to have the item in inventory, for near term delivery consistent with our lead times, or for future delivery. If a customer request comes to us without those parameters, it is not considered an order and is not shown on the graphic we have prepared.

On slide 4 we’ve presented consolidated bookings for the past thirteen months and three trend lines we use to assess the health of our markets. You can see that total orders decreased dramatically beginning in October 2008, hitting a low point in February of 2009. Bookings then remained near this new level until beginning to recover in August and continuing to improve in September. The three trend lines shown detail the trend for the prior thirteen months, six months and three months. Of significance is that the three month line is sloping upward more steeply than the six month line indicating the improvement rate is increasing. Consolidated bookings for Q3 2009 were $126.9 million versus $111.1 million in Q2, an increase of 14.3% quarter-over-quarter. On a quarterly basis, Q3 bookings were $800,000 better than Q4 of 2008 when the recession began to impact our markets.

Moving to slide 5 you will see our paper machine clothing segment breakdown shown in the same format and employing similar trend lines. You can see that paper machine clothing bookings increased from $71.4 million in Q2 to $81.0 million in Q3 2009, or 13.4%. In contrast to a Q4 2008 to Q2 2009 decline of 13.7% at the depth of the recession.

On slide 6, we show the rolls segment information in similar form. Roll bookings improved from $39.6 million in Q2 to $46.0 million in Q3 2009, or 16.0%. In contrast to a Q4 2008 to Q1 2009 decline of 9.5%. Our customers consider roll covering as capital expense, so our roll business is highly dependent on the amount of capital investment funded by our customers. Of course this was one of the first uses of cash our customers curtailed significantly during the recession. We’ve been in regular dialogue with roll customers throughout the world and have learned not surprisingly, that their average capital investment budgets have been slashed, and in some cases by as much as 75%. The only rolls that have been re-covered now are those where there has been an operational failure. Consequently we believe that at least some of the recovery we’re seeing in our rolls booking are a catch-up for deferred maintenance from earlier in the year.

As you look at charts five and six, you’ll note bookings increased each sequential month of the third quarter for both segments, which we believe is a clear indicator of improving market condition. However, the graphics show the rate of improvement in rolls is slightly less than in clothing.

To varying degrees, most of our geographic and segment markets are showing signs of increasing bookings. But now come a few caveats of this apparently good news. While these charts show recovery, we caution that near-term sales may not respond in the same manner as bookings as customers can delay, modify or cancel these booked orders, which could have a material effect on sales or sales timing.

Secondly we may be experiencing an inventory replenishment in the clothing segment, which would not indicate a sustainable recovery, but rather a short-term bump up. Unlike clothing, in the rolls segment we are very confident of a forthcoming increase in ordering, as rolls have a finite life which many rolls have now exceeded, increasing the risk of a catastrophic failure. The number of inquiries we are receiving concerning roll covers is increasing so we anticipate a further strengthening of bookings after the first of the year.

Moving now to chart seven, I will provide some additional support to our belief that a recovery is underway. Our industry sources tell us that machine curtailments in the third quarter in North America declined to just 16% versus 24% in Q2 and 22% in Q1. However, the North American industry is still several points away from being fully online.

Of course, this statistic does not account for permanent machine or mill closures, which are continuing with the recent announcement by International Paper of two more permanent mill closures. But simply stated, more machines are running and more paper is being produced than during either Q1 or Q2 of this year.

Paper prices have firmed in recent months in most segments with the exception of newsprint, which we believe remained soft. Market pulp prices, as measured by South American sellers, have advanced to pre-recession levels. When we saw this pattern emerging last quarter, frankly we were skeptical that what was happening was an inventory build-up by Chinese pulp buyers. But as production has ramped up in Asian paper mills, we now believe the demand is real.

This is further supported by the growing shortage of recycled fiber in the western United States, as shipments to Asia have resumed in earnest.

In our prior call, I revealed that we do ongoing paper machine clothing inventory surveys of a select but substantial number of our customers. We began counting customer owned PMC in February to try to ascertain when the mills have reduced inventories to the level at which reordering would begin.

Of course by February most mills had already made at least some progress in reducing these inventory levels so our reduction numbers do not capture the full decline in stock, but I can tell you that at the end of September, our surveyed population had 83% of the PMC inventory it had at the start of February. We do expect these levels to decline further as customers realize that Xerium can consistently supply their needs with much reduced lead time.

Interestingly, this reduced inventory has remained somewhat constant for the past few months, which suggests that the mills may have reset their comfort level, and that monitoring this inventory will give us timely warning of channel stuffing were that to occur again, as we believe it did in late 2008. At that time we recognized nearly $1 billion of PMC inventory in Europe at then prevailing prices.

Additional data tracking European inventory shows a marked decline from its Q4 peak last year. We think this is a very good long term trend for the industry and for us. Anecdotally, I had the opportunity last week to visit two mills in Europe and to engage the mill manger in a conversation about PMC and roll lead time reduction versus maintaining high inventory level. They clearly recognize the connection between excess inventory and increased trade working capital, a reduction of which their corporate management has adopted as a new mantra.

Gone was any discussion about consignment inventory, and in an almost shocking turn of events, in was the discussion of just in time delivery. Now I’m not going to tell you the mills are going to run without safety stock or turn into auto companies, but I do think they realize holding a year’s inventory of PMC is excessive.

On chart 8 you see that over the past seven quarters, discipline and stability have returned to the pricing environment for our products with Q3 2009 having less than one percent negative pricing. As I said during my first investor call last year, our products are not commodities and should be sold on the value they create for our customers, not on a price per square meter or price per kilogram. It’s taken a while for this approach to gain traction within our organization but this chart clearly shows we’ve made progress.

Lastly, before I turn the call over to Dave to discuss our financial results, we believe our increasing new product introductions and its portion of our revenue are having a very significant effect on our performance. We define a new product as one that was developed and introduce commercially within the prior five years.

To be commercially introduced, the product must have progressed through a highly structured toll gate development and test process, completed customer trials, and received reorders from its launch customers. Such a new product is SmartRoll™ about which we’ve spoken previously.

As shown on chart nine we have increased new product PMC sales from just 24% to nearly 29% this year, as products we launched into development in mid 2008 are reaching commercialization, while new roll products increased just slightly to 13.1% from 11.6% in Q1, our first measurement period.

As new product introductions are the second major building block of our three part strategy, we’ll be speaking about this important metric on future calls.

Now I’ll pass this microphone over to Dave Maffucci, Dave?

Dave Maffucci

Thanks Stephen.

Net sales for the 2009 third quarter were $130.3 million, which is down 18% from a year ago. Sales volumes in both of our segments, clothing and roll covers, declined this quarter compared to the 2008 third quarter, primarily in North America and Europe. A strengthened U.S. dollar resulted in unfavorable currency effects that also contributed to the sales decline. Excluding these currency effects, 2009 third quarter sales declined 15.6% from a year ago.

These results reflect the ongoing impact of the global recession on our operations. In North America and in Europe in particular, the inventory of paper at the paper-makers remains high and production slowdowns, curtailments and idling of paper-making machines are continuing. Recently, however, we believe there has been some abatement in these production curtailments and very modest improvements in paper and board manufacturers’ operating rates that are beginning to positively impact the demand for our products.

When compared to our latest June quarter, third quarter 2009 sales increased about 8% and these represent the highest revenue levels since the fourth quarter of 2008.

On page 11, we showed the clothing segment sales. They’ve declined by about 18%, tracking our consolidated trend, to $86.0 million in the 2009 third quarter from $104.4 million in the third quarter of 2008. Excluding currency effects, clothing sales declined 15%. As far as pricing levels go in this segment decreased slightly more than 1% and this is due to sales mix.

On page 12, the rolls segment sales declined approximately 19% to $44 million in the 2009 third quarter, from about $55 million in the prior year third quarter. Excluding the effects of currency, roll cover sales declined about 17% as paper and board mills continue to ride out the economy by deferring maintenance and stretching the life of their roll covers. Roll Cover pricing levels increased slightly less than 1% again due to sales mix.

While sales in both of our segments were down in the 2009 third quarter compared to the prior year, sales in clothing and roll covers increased sequentially from 2009 second quarter by 7.5% and 8.6% respectively. As with the change in consolidated sales, we believe these increases over the second quarter of 2009 are being driven by recent improvements in our customers’ businesses that we have begun to see occur.

On page 13, despite the unfavorable impact of lower sales volume and not fully absorbing fixed cost, consolidated gross margin percentage for the third quarter of 2009 improved to almost 38% of net sales from about 33% of net sales in the third quarter of 2008.

This improvement in gross margin percentage arose primarily from the absence in 2009 third quarter of an $8 million inventory reserve adjustment that was recorded last year. Lower cost from our cost reduction programs of $2.3 million also contributed to these lower costs as well as favorable currency effects of $3.5 million.

Consolidated gross margins for the third quarter, as you can see, remained relatively constant as compared with the gross margins for the second quarter of 2009. In the clothing segment, margins rose to 38% for the third quarter, up from 31% for the same quarter last year, primarily due to the impact that I just mentioned above, the absence of inventory adjustment, lower cost and favorable currency effects.

Gross margin in the roll cover segment in the third quarter of 2009 was approximately 36% of net sales, decreased slightly from 37% in the prior year. This decrease is primarily the result of unfavorable impact of lower sales volumes not being able to fully absorb the fixed cost.

Our operating expenses for the third quarter rose by $22 million to approximately $37 million, primarily a 60% increase [correct amount is 148% increase] from operating expenses for the 2008 third quarter of $14.9 million. The increase was primarily due to a $40 million curtailment/settlement gain that we recognized in the third quarter of last year. This curtailment gain arose as a result of freezing certain pensions in the US and no longer sponsoring our U.S. retiree health insurance program.

Absent this item operating expenses fell by $18 million. Specifically there were decreases of $12.8 million in general and administrative expenses, $3.1 million in selling expenses, and $1.8 million in restructuring and impairments during the third quarter as compared with the third quarter of 2008.

As I said, our G&A expenses decreased by $12.8 million. This was primarily due to the absence in 2009 third quarter of expenses that were recognized last year, which included about a $4 million environmental accrual and $10 million for increased provision for bad debts. We also experienced decreases in salaries, travel and other costs as a result of our cost reduction efforts during the quarter as compared to the prior year.

These cost improvements were partially offset by the unfavorable impact of increased fees of $2.2 million that were incurred in connection with the initiatives underway to resolve our credit issues and also the absence in the 2009 third quarter of asset sale gains of $2.4 million that were booked in the third quarter of last year.

Our selling expenses decreased by $3.1 million as we reduced salaried sales positions, commissions and travel expenses. Favorable currency translation also reduced selling expenses by about $800,000.

In taking a look at our restructuring and impairment expenses, they decreased by $1.8 million primarily due to fewer headcount reductions in the 2009 third quarter as compared with the third quarter of last year. This was partially offset by increased asset in impairments that we took during the third quarter of the same period.

We reduced headcount by nearly a 100 during the fiscal year 2008. In the third quarter of 2009, we reduced our workforce by another 27 employees and this is in addition to the 349 headcount reductions during the first half of 2009. All told this brings our total headcount reductions since 2007 to a total of nearly 500. We estimate additional restructuring expenses of approximately $800,000 in the fourth quarter of 2009.

If I can draw your attention to slide 14, when we view it as a percentage of revenues, our operating expenses have fallen over the last few quarters, even though sales have declined. As you can see from the data on the chart, at the peak of our sales in the second quarter of 2008 SG&A costs were about 30% of sales.

This ratio has dropped to 28% during the low point of our sales in the first quarter of 2009 and this decline had occurred even though we saw a 31% decrease in sales when compared to the second quarter of 2008. This improvement is a reflection of our continued efforts to control costs and reduce headcount. I might also note that the operating expense numbers for the second quarter of 2008 and the first quarter of 2009 don’t include any adjustments which may affect their comparability.

Finishing up on the commentary of the income statement, net interest expense for the third quarter increased about $200,000 from a year ago quarter to $16.4 million, due primarily to $1.3 million increase to interest expense in 2009 third quarter as compared with the prior year. This was in connection with a change in the fair value of our interest rate swaps.

Effective September 1, 2009, we were required to discontinue cash flow hedge accounting prospectively for our interest rate swaps so that the mark to market changes in their fair value are prospectively charged or credited to interest expense. Additionally we had lower levels of cash available for investment in the third quarter as compared with the 2008 third quarter and this resulted in $500,000 decrease in interest income. Partially offsetting these increases to interest expense was a favorable impact of lower levels of debt resulting in decreased interest expenses of about $1.6 million.

We recorded an income tax expense of $3.4 million during the quarter, which compares to $800,000 in the third quarter of 2008. This increase was principally due to losses that were incurred domestically and in certain foreign jurisdictions for which no corresponding tax benefit was recognized.

Essentially the net operating loss carry forwards that we’ve created for tax purposes in these jurisdictions were fully reserved for book purposes. The net effect of this on the income statement was that a loss before income taxes of $4.0 million was incurred while a provision for income taxes, for other profitable entities, of $3.4 million was recorded.

Conversely in the third quarter of 2008 there was curtailment gain for pension and other post retirement benefits of approximately $40 million that was recognized for book purposes for which no corresponding tax was recorded. The effect of this was a generation of income before taxes of little over $22 million and a tax charge of around $800,000.

Net loss for the third quarter of 2009 was $7.4 million or a loss of $0.15 per share compared to net income of $21.5 million or $0.46 per diluted share in the year ago quarter. The decrease is primarily the result of lower sales and the absence of the 2009 curtailment gains that we recorded in 2008, partially offset by a decline in other operating expenses that I talked about previously.

Segment earnings for both clothing and roll covers were $20 million and $11 million respectively, which compared to segment earnings of nearly $40 million and $16 million in the year ago quarter.

Looking at slide 15, Adjusted EBITDA as defined by our amended credit facility was $25 million for the third quarter of 2009 compared with $54 million in the third quarter of 2008. Slide 14 shows both our quarterly and latest 12-month Bank Adjusted EBITDA spiked in Q3 of 2008 due to the positive adjustments that were taken during that quarter.

The LTM and quarterly Bank Adjusted EBITDA had fallen with sales but have begun to recovery in the second and third quarters of 2009.

On slide 16, working capital as a percentage of sales improved throughout 2008 even as sales declined. Our company-wide project called Czar has met with great results as we focused the divisions on freeing up trapped cash in our balance sheet. Only when sales fell precipitously in the first quarter did this ratio deteriorate but has since begun to trend favorably again.

Net cash provided by operating activities during the quarter for this year and in the third quarter last year were around $11 million. Cash on hand at the end of September was nearly $22 million compared to $20 million at the end of June of this year, and $18 million as of September last year.

Taking a look at our debt: for the quarter debt increased to around $628 million at September 30, 2009, up from about $618 million at June 30, primarily due to unfavorable currency effects, partially offset by long-term debt principal payments of about $5 million.

As you can see though, in constant currency terms, for which we use the currency rates at the end of 2005, our debt levels has trended down nicely since our initial public offering in the second quarter of 2005.

One other item worth noting is capital expenditures during the third quarter of 2009 were a little under $3 million. This compares to $4 million in the second quarter of 2009 and $8.3 million in the year ago quarter. We expect that 2009 capital expenditures will be approximately $23 million and we estimate that the capital expenditure levels in 2010 will be approximately $33 million, but this can be adjusted as business conditions may dictate.

Now I’ll turn the call back over to Stephen.

Stephen Light

Thanks, Dave.

Now let’s address the issue of loan covenant compliance and our on-going work with our lenders. I’d like to begin by putting this issue into context and reminding the audience that we first raised the potential risk of non-compliance with certain financial covenants in this year’s third quarter, in our investor call last March. Our concerns were founded on our high debt level and potentially lower revenues caused by the recession. At that time we were concerned about the potential to be out of compliance with Q3’s total leverage covenant. The total leverage metric is calculated by dividing total debt, currently about $623 million [correct number is $628.6 million at September 30, 2009], by what we refer to as Bank Adjusted EBITDA. Bank Adjusted EBITDA is EBITDA modified for certain provisions of our loan agreement and in general is greater than EBITDA.

The total leverage covenant threshold in Q3 is a maximum of 5.25 times [Bank Adjusted] EBITDA. I shared my concern that if the magnitude of the downturn caused us to generate less than approximately $125 million of trailing 12 month [Bank] Adjusted EBITDA we would not be compliant. This situation was exacerbated by the increases in reserves we recognized in Q4 of 2009, which substantially reduced Bank [Adjusted] EBITDA for that quarter. We believed correctly that increasing these reserves was necessary as we saw increasing risk of customer defaults and inventory obsolescence related to the emerging recession. The bankruptcies of Smurfit Stone and Abitibi Bowater unfortunately proved our caution well founded.

So in reality, we had three quarters, the first, second and third of ‘09 in which to generate $100 million of Bank Adjusted EBITDA, which is approximately the amount we generated in three quarters of ‘08 if you ignore the gain from terminating the U.S. retiree medical program and freezing other retiree benefits. Dave has already described the pattern of our quarterly EBITDA in his remarks. Looking backward to Q1 and Q2 of 2009, we realized that the markets fell nearly 30%, so generating the same amount of Bank Adjusted EBITDA proved impossible despite massive cost reductions, plant closures, elimination of benefits, pension freezes, wage freezes and very challenging supplier negotiations.

Consequently, we’ve engaged advisors to assist us with discussions with our lenders, who have also engaged advisors, the cost of which we pay. The first result of these discussions was announced in September with the lenders waiving the pending Q3 covenant defaults until December 15th. This waiver provides that the lenders will not accelerate the loan for immediate repayment, and also provides time for the company to develop a revised long range plan which reflected new market realities.

There are far too many challenges to accomplishing all that must be done by December 15th for me to discuss on this call so I direct you to our 2009 Q3 10-Q filing, which is being submitted to the SEC later today, which describes the process we are going through with our lenders and highlights the business risks associated with that process. But I do want to highlight that there can be no assurance we will reach an agreement with our lenders before the current waiver expires; no assurance we would receive a further waiver if the first one expires; and no assurance that regardless of waivers we will reach an agreement under which the company can operate in its current form.

So you can see it has been an eventful quarter with the market appearing to be returning, which is consuming our operational folks, while our capital structure challenges are the focus of senior management’s time. I want to point out how appreciative I am of the fine people that operate this business, as they are staying on our plan to deliver value to our customers, while we work to assure the company’s future.

That concludes our prepared remarks for this morning. So Eric, we’d be ready for the first question from the listeners please.

Operator

Thank you. Ladies and gentlemen, if you would like to ask an audio question, please press star followed by one on your touchtone telephone. If you would like to withdraw your question, press star two. Please, press star one to begin and stand by for the audio questions.

Again, ladies and gentlemen for questions please press star followed by one on your touchtone telephone.

Stephen Light

Eric, I think our prepared remarks must have satisfied the questions. So, ladies and gentlemen, thank you very much for your attention this morning. We look forward to talking to you again to report our Q4 results in this spring. Bye, bye now.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.